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                                                                   EXHIBIT 10.56

                              SEPARATION AGREEMENT

        This agreement is by and between AmeriCredit Corp., a Texas corporation (the "Company"), and Michael T. Miller, a resident of Denton County, Texas (the "Executive"), and is entered into this 22nd day of April, 2003 (the "Separation Agreement").

        WHEREAS, the Executive has served as Executive Vice President, Chief Operating Officer of the Company;

        WHEREAS, there has occurred a "constructive termination" of the employment of the Executive, as defined by Section 7.3 of that certain Amended and Restated Employment Agreement dated July 1, 1997, between the Company and the Executive, as amended on August 1, 1998 and October 1, 1999 (the "Employment Agreement");

        WHEREAS, the Company and the Executive wish to provide for an orderly and immediate transition of duties, offices and responsibilities from the Executive to a successor or successors; and

        WHEREAS, the Company and Executive desire to settle and compromise fully and finally any and all disputes, controversies, entitlements, and claims that the Executive may have to compensation, benefits and other payments arising out of the Executive's employment and relationship with the Company, and to agree upon the terms of services to be rendered to the Company by the Executive in the future, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the promises, covenants, and agreements contained herein, the parties agree as follows:

1. TERMINATION OF EMPLOYMENT AND EMPLOYMENT AGREEMENT

        The Executive's employment shall terminate, effective at the close of business on April 23, 2003 (the "Separation Date"), as of which date Executive shall cease to be an officer and employee of the Company and shall cease to be an officer, director and employee of any of the Company's subsidiaries and affiliates. Except to the extent that certain provisions survive the termination of the Employment Agreement as provided therein or as provided in this Separation Agreement, the Employment Agreement is also terminated as of the Separation Date.

2. BENEFITS AND PAYMENTS TO EXECUTIVE

        The Executive agrees with the Company that, notwithstanding any other agreement, oral or written, sub-sections (a) through (e) of this Section 2 accurately reflect all of the compensation, benefits and perquisites payable or otherwise to be provided by the Company to the Executive after the Separation Date and that the Executive is not entitled to any compensation, benefits or perquisites except as set forth in this Separation Agreement. All compensation, benefits and perquisites payable pursuant to sub-sections (a) and (b) of this
Section 2 shall be paid after withholding for taxes required to be withheld by the Company, including income taxes, at the then current published federal and state rate (which, in the

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aggregate, is, as of the date hereof, 27%), unless Executive elects in writing to the Company to use a higher rate; provided, further, that all personal income and related taxes applicable to any and all compensation, benefits and perquisites due or payable hereunder shall be paid by Executive:

        (a) Provided Executive has not revoked this Agreement within seven days after execution hereof pursuant to Section 10(c), the Executive will receive, on the eighth day after execution of this Agreement, a one-time payment in the amount of $2,131,923, calculated pursuant to Section 7.3 of the Employment Agreement.

        (b) The Company shall pay the Executive any current salary accrued but not yet paid through the Separation Date and any accrued but unused vacation time through the Separation Date, on the Company's next regular payroll date following the Separation Date.

        (c) The Company shall reimburse the Executive for any reasonable business expenses incurred on or prior to the Separation Date and properly substantiated within thirty (30) days after the Separation Date in accordance with the Company's customary expense reimbursement procedures.

        (d) Executive shall be given and permitted to retain, as his personal property, his current laptop computer and monitor presently situated in his home office.

        (e) The Company shall reimburse Executive for the cost of outplacement services to assist Executive with career planning and placement, within thirty (30) days of presentation of a reimbursement request, subject to the following conditions: (i) the amount of the reimbursement shall not exceed $25,000.00 in the aggregate; (ii) the outplacement services shall commence no later than October 1, 2003 and shall be completed by March 31, 2004; (iii) Executive shall select the services provider and services program, which shall be submitted in writing to the Company for approval prior to commencement of the services; and (iv) the Company shall have the right to approve the selection of the services provider and the details of the proposed outplacement services program, which approval shall not be unreasonably delayed, conditioned or withheld. Requests for reimbursement shall not be submitted more frequently than monthly.

3. SATISFACTION OF NOTE; RELEASE OF SECURITY INTEREST

        (a) Executive acknowledges that (i) that certain Amended and Restated Revolving Promissory Note and Pledge Agreement, dated April 1, 2002, as amended on July 29, 2002 (the "Note"), is in full force and effect and that the Executive desires to satisfy the Note, and (ii) the principal and interest due on the Note as of the Separation Date is $893,567.51. The Company and the Executive hereby agree that the sum of $893,567.51 will be withheld by the Company from the net amount payable to the Executive pursuant to Section 2 (a) above and applied to the Note in full satisfaction thereof.

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        (b) Upon satisfaction of the Note, the security interest in favor of the
Company in 65,000 shares of common stock of AmeriCredit (the "Property") shall be deemed satisfied and released. At the time of the payment contemplated by
Section 2(a) of this Separation Agreement is made, the Note shall be marked
"paid in full" and shall delivered to the Executive together with the stock certificates representing the Property.

4. EXERCISE OF STOCK OPTIONS; OTHER PLANS BENEFITS

        Executive shall have the right to exercise the Executive's 100,000 vested stock options with an exercise price of $12.00 per share granted pursuant to the 1998 Limited Stock Option Plan of AmeriCredit Corp. at any time on or prior to January 27, 2005, as provided by the terms of said plan. All other rights and benefits Executive may have under the employee/executive benefit plans and arrangements of the Company, including but not limited to the Company's Employee Stock Purchase Plan, options granted pursuant to plans other than the 1998 Limited Stock Option Plan of AmeriCredit Corp. and 401k Plan, generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

5. CERTAIN INSURANCE COVERAGES

        (a) Executive acknowledges that he has the right to elect continuation of his participation in certain group health benefit plans (the "COBRA Option"). In the event that the Executive exercises the COBRA Option, the Company will reimburse the Executive for the premiums paid by the Executive for the first twelve (12) months of such participation; the coverage for which Executive shall be reimbursed shall include group medical and group dental benefits for Executive and his immediate family, but not disability or other coverages.

        (b) Executive further acknowledges that he has been notified by the Company of his right to pay premiums to continue his coverage under certain of the life and accident insurance coverage programs previously provided to him by the Company for as long as the Company maintains such programs in effect. Executive understands that if he fails to or chooses not to pay any insurance premium after the Separation Date, his insurance coverage will lapse under the terms of any applicable insurance policy. The Company shall have no obligation to provide Executive other insurance.

6. LITIGATION SUPPORT

        At the Company's request, Executive agrees to cooperate with the Company and its legal counsel and other consultants in connection with any litigation naming the Company as a defendant, including providing deposition testimony, testifying in any trial or other proceeding, and consulting with the Company and its attorneys/consultants regarding the defense of such litigation. Executive will be reimbursed by the Company for reasonable out-of pocket expenses incurred by the Executive in connection with such support.

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7. NON-COMPETITION; NON-SOLICITATION

        (a) Executive acknowledges and agrees that he has served in a special capacity for the Company pursuant to which he has acquired unique knowledge of the operations and business of the Company and, as such, will not be engaged in a common calling. For a period of one (1) year following the Separation Date, the Executive agrees that he shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, within the United States of America and Canada, engage in any business or activity involving the making, underwriting, collecting, servicing or analyzing of non-prime automobile loans or retail installment sales contracts ("Non-Prime Auto Finance"), whether for his own account or otherwise, or solicit, canvass or accept any business or transaction for or from any other company or business in Non-Prime Auto Finance. Notwithstanding the provisions of this Section 7, on and after January 1, 2004, Executive may contact the Company and request a waiver of this Section 7 as to specifically identified company's or businesses in Non-Prime Auto Finance (and Executive shall provide such information in support of his request as may be reasonably requested by the Company), which such request will be considered by the Company in good faith and will not unreasonably be denied. This sub-section (a) superceeds all other non-competition provisions and agreements between Executive and the Company, including those set forth in the Employment Agreement.

        (b) It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. Accordingly, if any particular portion of Section 7 shall be adjudicated to be invalid or unenforceable,
Section 7 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete there from the portion thus adjudicated to be invalid or unenforceable.

        (c) Executive further agrees that for a period of one (1) year following the Separation Date, he shall not at any time, directly or indirectly, (a) induce, entice, or solicit any employee of the Company or any subsidiary or affiliate of the Company to leave the Company's employment, or engage in any discussions or communications with any such employee concerning the possibility of such employee's leaving his employment or (b) contact, communicate or solicit any customer of the Company or any subsidiary or affiliate of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or any subsidiary or affiliate of the Company or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of the Company or any subsidiary or affiliate of the Company relating thereto.

8. MUTUAL CONFIDENTIALITY AND NON-DISPARAGEMENT

        (a) Executive acknowledges that he has held a sensitive management position with the Company and that, by virtue of having held such position, he has had or will have access to and has learned the Company's and its subsidiaries' and affiliates' confidential and proprietary information and trade secrets pertaining to its operations, officers and directors. Executive

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agrees that he shall keep all such information confidential and that he shall not disclose any such information to any other person, except as may be required by law and then only upon as much prior written notice of an intention to disclose as may be practicable to provide the Company an opportunity to protect its information. Without limiting the generality of the foregoing, Executive agrees that he will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning the Company, its subsidiaries, affiliates, operations, or any matters concerning his employment with the Company. Executive further agrees that he will not talk to or provide any documents to any private party or governmental entity concerning any allegation of unlawful activity or conduct, except as required by law.

        (b) The Company agrees that it shall keep all information pertaining to the Executive confidential and that it shall not disclose any such information to any other person, except as may be required by law and then only upon as much prior written notice of an intention to disclose as may be practicable to provide the Executive an opportunity to protect his information. Without limiting the generality of the foregoing, the Company agrees that it will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to proprietary or confidential information concerning the Executive, or any matters concerning his employment with or separation from the Company. Notwithstanding anything to the contrary contained in this Section 8, the Company may disclose the terms of this Agreement in connection with, and may include a copy of this Agreement as an exhibit to, documents filed with the Securities and Exchange Commission, and as otherwise may be deemed necessary or advisable, in the discretion of the Company.

        (c) The parties agree that no provision of this paragraph 8 or any other provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties or producing materials or giving testimony pursuant to lawful process or in a court or administrative proceeding.

        (d) Executive agrees that if he receives a subpoena or is otherwise required by law to provide information to a governmental entity or other person concerning the activities of the Company or his activities in connection with the Company's business, he will immediately notify the Company of such subpoena or requirement and deliver forthwith to the Company a copy of such subpoena and any attachments and nonprivileged correspondence related thereto.

        (e) The Company will not make any statements that will disparage Executive's character or reputation and will use reasonable efforts to ensure that its senior officers and directors make no such statements, unless the statement is required to be disclosed by law. Comments by the Company as to the reasons for Executive's departure from the Company's employment shall not be inconsistent with the need for changes in direction in implementing the Company's revised operating plan. Executive will not make any statements that will disparage the Company or any of its directors or senior officers, unless the statement is required to be disclosed by law. Both the Company and Executive agree that the sole remedy for any violation or alleged violation of this
Section 8(e) will be injunctive relief seeking to prohibit future violations, and that no monetary damages will be obtainable by either party in connection herewith.

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9. INDEMNIFICATION OF EXECUTIVE

        In accordance with, and to the fullest extent allowed by, the provisions of Texas law and the Articles of Incorporation and Bylaws of the Company, Executive will be provided prompt and complete indemnification, for any payments of any kind, including, but not limited to, judgments, penalties, fines, costs, forfeiture, and/or restitution relating to, in any manner, all such civil, criminal and administrative investigations or proceedings, arising out of his performance of his duties as an employee of the Company. Nothing contained in this Section 9, however, shall be construed to impose on the Company any obligation to indemnify the Executive in connection with any action that the Company may bring against the Executive in connection with the Executive's performance under the terms of this Separation Agreement. Excerpts of the Company's Articles of Incorporation and Bylaws relating to indemnification are attached hereto as Appendix 2.

10. RELEASE OF CLAIMS

        (a) In further consideration of the foregoing, except as provided in sub-section (d) of this Section 10 and the obligations undertaken by the Company pursuant to this Agreement, Executive and his descendants, ancestors, heirs, executors, successors, and assigns hereby release, remise, acquit, forever discharge, covenant not to sue or make claim, and agree to indemnify and hold harmless the Company and each of its subsidiaries, affiliates, officers, directors and assigns from and against any and all claims, demands, obligations, causes of action, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, matured or unmatured and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held or had, or at any time own or hold or have, against the Company and each of its subsidiaries, affiliates, officers, directors and assigns, and also releases and discharges, without limiting the generality of the foregoing, any and all of the foregoing which arise out of or are in any way connected with any transactions, occurrences, acts or omissions regarding or relating to his employment with the Company, or the termination of his employment, including any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws.

        (b) Included in this release of claims, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C section 621, et seq. ("ADEA"), as well as any other federal, state (including but not limited to the Texas Commission on Human Rights Act), or local civil rights or labor laws and/or contract or tort laws, and which are related to the Executive's employment by the Company or the termination of that employment.

        (c) Under the provisions of the ADEA, the Executive has a period of twenty-one (21) days from the date of this letter to consider and sign this agreement. The Executive not required to wait twenty-one (21) days before signing this Separation Agreement, but may do so. The Executive shall also have a period of seven (7) days following the execution of this Separation

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Benefits Agreement to revoke the agreements contained herein and preserve any remedies he may have, or claim to have, under the ADEA. This seven-day period may not be waived. In the event the Executive elects to revoke this Separation Agreement, notification of such election must be given in writing to the Company at the following address:

                AmeriCredit Corp.
                801 Cherry Street, Ste 3900
                Fort Worth, TX 76102
                Attention:  General Counsel

        (d) Notwithstanding the foregoing, the Executive shall not be deemed to have released any claim or claims he may have for (i) any rights concerning unemployment compensation, or (ii) any workers' compensation claims, or (iii) claims for benefits incurred as of his last date of coverage under a Company-sponsored employee benefit plan in which he participated at the time the claim was incurred (such as claims for covered medical expenses under the Company's health, dental or drug plans, or short-term or long-term disability claims under applicable coverages), or (iv) any right that Executive now has or which may become known hereafter to claim indemnity for liabilities in connection with his activities as a director, officer or employee of the Company pursuant to Section 9 of this Separation Agreement, any applicable statute, under any insurance policy, or pursuant to the Articles of Incorporation or Bylaws of the Company.

        (e) Except as provided in subsection (d) above, the release set forth in this Section 10 is intended as a release of all claims against the Company, whether now known or unknown. In furtherance thereof, the Executive expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight, error or otherwise, been omitted from the terms of this Agreement. The Executive makes this waiver with full knowledge of his rights, after consulting with legal counsel, and with specific intent to release both his known and unknown claims.

11. CHOICE OF LAW

        This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws rules thereof.

12. TERMS CONFIDENTIAL

        The parties agree that they will keep the terms, amounts and facts of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone except their respective attorneys, accountants, financial and tax advisors, bankers, and as to Executive, career counselors, potential employers and family members, and, as to the Company, . as may be requested by governmental entities or required by law, including, without limitation, filings with the Securities and Exchange Commission, or required by the listing rules of the New York Stock Exchange or any other such exchange or listed quotation system which may be applicable to the Company. The Executive acknowledges that this

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Separation Agreement will be filed with the Securities and Exchange Commission as an exhibit to a Quarterly Report on Form 10-Q or an Annual Report on Form
10-K.

13. GOOD FAITH ACTIONS

        The Executive represents and warrants that he has acted in good faith and in what he reasonably believed to be in the best interest of the Company, and that he had no reasonable cause to believe that any of his conduct was unlawful.

14. ENTIRE AGREEMENT

        This Separation Agreement constitutes the entire agreement among the parties with respect to the subject matter thereof, and, except for certain provisions of the Employment Agreement that survive its termination, as provided for herein, supersedes any other agreement with respect thereto, and there are no other agreements or understandings related to those matters, except as expressly recited herein.

15. EXECUTION IN COUNTERPARTS

        This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute but one and the same Separation Agreement.

16. LEGAL ADVICE

        Executive acknowledges that he has had the advice of independent counsel selected by him in connection with the terms of this Separation Agreement, and that no offer, promise, inducement or consideration of any kind or degree, except as expressly stated in this Separation Agreement, has been provided or promised to Executive by the Company or any other person in connection with Executive's entry into this Separation Agreement.

17. SEVERABILITY

        Should any provision of this Agreement be declared and/or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

18. DISPUTE RESOLUTION

        In the event of any dispute under this Separation Agreement, the propriety of any position regarding such dispute shall be determined exclusively in an arbitration proceeding at the American Arbitration Association under its Commercial Arbitration Rules, which the Company or the Executive may commence in Fort Worth, Texas. If either party believes that the other has violated the provisions of this Agreement, notice in writing shall be provided to the other party. If no resolution is reached within fourteen days of such notice, either party may request binding arbitration of the issue by the American Arbitration Association. This paragraph shall provide

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the sole method for resolution of disputes under this Agreement. Any disputes as to whether any dispute, controversy or claim is subject to arbitration also shall be settled by binding arbitration. Notwithstanding anything else contained herein to the contrary, the Company shall be entitled to bring an action for specific performance (including for temporary and/or permanent injunctive relief) of the provisions of Sections 8 and 9 of this Separation Agreement, without the necessity of proving actual damages.

19. MISCELLANEOUS

        The rights of the Company hereunder shall inure to the benefit of any and all of its successors and assigns. The rights of the Executive hereunder shall inure to the benefit of any and all heirs and assigns. A modification or waiver of any of the provisions of this Separation Agreement shall be effective only if made in writing and signed by each of the parties. The failure of any party to insist upon the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or any other provision.

20. NOTICES

        Any notices required to be given pursuant to the provisions hereof shall be given in writing to the designees below by certified mail, return receipt requested, and facsimile transmission as follows:

                If to the Company:

                General Counsel
                AmeriCredit Corp.
                801 Cherry Street, Suite 3900
                Fort Worth, TX 76102
                fax (817) 302-7915

                If to the Executive:

                Michael T. Miller
                3105 Clear Lake Lane
                Highland Village, TX 75077

21. EFFECTIVE DATE

        This Separation Agreement shall be effective on the date following expiration of the seven-day revocation period required by ADEA (see Section 10(c) hereof), provided that the Executive has not elected to rescind this Separation Agreement within that seven-day period (the "Effective Date").

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        IN WITNESS WHEREOF, the Company and Executive have caused this
Separation Agreement to be executed and entered into as of the day and year first above written.

                                         AMERICREDIT CORP.


                                         By:
                                             ----------------------------------
                                         Name: Clifton H. Morris, Jr.
                                         Title: Executive Chairman of the Board


                                         EXECUTIVE


                                         --------------------------------------
                                         Michael T. Miller